News Release_____________________________________June 10, 1999

For More Information, Contact:    J. Alton Wingate - 1-800-992-4978

           FSI WIDENS INTERNATIONAL NETWORK OF BANK PARTNERS

     A Habersham County company will help "one-stop shopping" take on new meaning for Florida banking customers in the months ahead. Two of the foremost leaders in their respective industries in the United States and Canada have announced plans for a joint venture begining in communities across the State of Florida. Their plans may also impact the shopping and banking habits of customers nationwide and internationally as well.

     J. Alton Wingate, President and Chief Executive Officer of Financial Supermarkets, Inc. (FSI) - headquartered in Cornelia, Georgia, and the "pioneer" of Supermarket Banking both in the United
States and Europe   confirmed that his company has been named the
exclusive in-store banking partner for the Canadian Imperial Bank of Commerce (CIBC). The agreement, signed on March 2nd of this year, provides that the Northeast Georgia-based company will represent the Canadian bank in all countries outside Canada in identifying in-store banking partners.

     Subsequent to that agreement, on June 8, 1999, officials of Winn-Dixie Stores, Inc., headquartered in Jacksonville, Florida, and key leaders for CIBC, with headquarters in Toronto, announced that, subject to regulatory approval, their respective companies will begin a joint venture to provide full service in-store banking facilities in as many as 250 locations in Florida. Company spokesmen confirmed that the agreement calls for additional banking centers to be located in other states in which Winn-Dixie has stores.

     "With this partnership and our aggressive plans to provide increased convenience, customers in Florida will have another very appealing banking option in our proposed network of Marketplace
Banks'....Banking is no longer about bringing the customer to the bank but, rather, bringing the bank to the customer," according to Mr. David Cyr, Senior Vice President of Electronic Banking for CIBC. "We couldn't have found a better partner than Winn-Dixie," said Cyr. "As one of the nation's largest food chains, Winn-Dixie is truly committed to offering value and convenience to the customer....Our intention is to invest in initiatives that provide additional value to Winn-Dixie customers, he added."

     Mickey Clerc, Director of Public Relations for Winn-Dixie commented, "We are always looking at fresh new products and services to provide our customers with more choices at low prices for one stop shopping convenience." To help maintain this level of convenience, Winn-Dixie began installing in-store banks in 1987 and currently has hundreds in operation across the country.

     With almost 7 million customers, Canadian Imperial Bank of
Commerce is the tenth largest banking company in North America and Canada's largest bank by assets. Winn-Dixie Stores, Inc. is the fifth largest retail food chain in the United States, and operates 1,180 supermarkets in 14 states and the Bahamas.

     "We are honored to have been chosen as CIBC's in-store banking partner and even prouder to have helped bring CIBC and Winn-Dixie together," said Mr. Wingate. "It's a powerful combination of two market leaders. We feel their joint in-store banking efforts will be a critical element for their continued success in the efficient retail delivery of their products and services in the years ahead. Their association, we feel, is a natural fit and should prove mutually beneficial as well as providing yet another viable financial service provider for customers throughout the Southeast."